UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 12, 2010

Deluxe Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	1-7945	41-0216800
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3680 Victoria St. N., Shoreview, Minnesota		55126
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	651-483-7111

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 12, 2010, Deluxe Corporation (the "Company") entered into a secured, three-year revolving credit facility of an aggregate amount of $200 million with JPMorgan Chase Bank, N.A., and certain other lenders (the "Credit Facility"). JPMorgan Chase Bank, N.A. is the administrative agent for the Credit Facility and issuing bank for letters of credit, as well as a lender. The Credit Facility is available for revolving credit loans, swing line loans of up to an aggregate amount of $15 million, and letters of credit of up to an aggregate amount of $20 million. A prior credit facility was terminated contemporaneously with the Company’s entry into the Credit Facility. As of the date hereof, there are borrowings outstanding under the Credit Facility in an amount of $14.5 million, and the net available borrowings are approximately $176 million. Interest accrues at an adjusted LIBOR plus 2.50% to 3.25% depending on the Company’s Leverage Ratio (as defined in the Credit Facility) on the applicable date, or at an adjusted base or prime rate plus 1.50% to 2.25% depending on the Leverage Ratio.

The maturity date of the Credit Facility is March 12, 2013.

The obligations under the Credit Facility are guaranteed by certain of the Company’s subsidiaries that are deemed "material" under the Credit Facility. Additional subsidiaries may become guarantors during the term of the Credit Facility based on the terms of the Credit Facility.

To secure the Company’s obligations under the Credit Facility, the Company and each of the domestic material subsidiaries have granted to the Administrative Agent a security interest in substantially all their personal property, excluding certain assets.

The Credit Facility requires the Company to maintain certain financial ratios, including a maximum Leverage Ratio (as defined), a minimum ratio of Consolidated EBIT to Consolidated Interest Expense (as defined), and minimum Liquidity (as defined) after June 30, 2012.

The Credit Facility has cross-default provisions that, in general, provide that a failure to pay principal or interest under other indebtedness in aggregate principal exceeding $15 million, or breach or default under indebtedness that permits the holders thereof to accelerate the maturity of at least that amount of indebtedness, will result in a default under the Credit Facility.

The Credit Facility also contains other events of default that would permit acceleration of the maturity of the Credit Facility, and covenants that limit various matters. These events of default include limitations on indebtedness, liens, investments, and acquisitions (other than capital expenditures), certain mergers, certain asset sales outside the ordinary course of business, "Change in Control" (as defined in the Credit Facility) of the Company, and other matters customary for credit facilities of this nature.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the agreement, which is filed as Exhibit 99.1 to this filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Revolving credit agreement dated as of March 12, 2010, among us, JPMorgan Chase Bank, N.A. as administrative agent, Fifth Third Bank as Syndication Agent, U.S. Bank National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd. as co-documentation agents, and the other financial institutions party thereto, related to a $200,000,000 three-year revolving credit agreement

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Deluxe Corporation

March 15, 2010	By:	Terry D. Peterson

Name: Terry D. Peterson
Title: Senior Vice President, Chief Financial Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Revolving credit agreement dated as of March 12, 2010, among us, JPMorgan Chase Bank, N.A. as administrative agent, Fifth Third Bank as Syndication Agent, U.S. Bank National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd. as co-documentation agents, and the other financial institutions party thereto, related to a $200,000,000 three-year revolving credit agreement